SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): March 1, 2005

Biofarm, Inc
(NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

Nevada
(STATE OR OTHER JURISDICTION OF
INCORPORATION OR ORGANIZATION)

0-20317 COMMISSION FILE NUMBER 1255 Battery Street, San Francisco, California (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)	88-0270266 (I.R.S. EMPLOYER IDENTIFICATION NUMBER) 94111 (ZIP CODE)

ISSUER’S TELEPHONE NUMBER: (415) 288-3333

(FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)

Item 1.01 Entry into a Material Definitive Agreement

March 1, 2005 Loan Transaction

On March 1, 2005, registrant borrowed $150,000 from Friendlyway AG, a German corporation, and executed and delivered an Unsecured Promissory Note (the “March 1, 2005 Promissory Note”) in that principal amount to Friendlyway AG. Friendlyway AG beneficially owns approximately 30.2% of registrant’s outstanding common stock and was one of the selling stockholders of the shares of friendlyway, Inc. to registrant in the share exchange transaction that closed on December 10, 2004 and is described in registrant’s Annual Report Form 10-KSB for the year ended October 31, 2004.

The March 1, 2005 Note bears interest at the compounded interest rate of 6 percent per annum, is payable in equal quarterly installments of principal and accrued interest beginning on the last day of the first calendar quarter immediately following the date of the March 1, 2005 Note and on the last day of each calendar quarter thereafter, with the final payment due on or before March 31, 2008.

March 31, 2005 Loan Transaction

On April 4, 2005, registrant received payment of $100,000 from Friendlyway AG, a German corporation, under a Unsecured Promissory Note executed and delivered to Friendlyway AG on March 22, 2005 (the “March 22, 2005 Promissory Note”) in that principal amount to Friendlyway AG. The material relationships of Friendlyway AG to registrant are described above under the “March 1, 2005 Loan Transaction.”

The March 22, 2005 Note bears interest at the compounded interest rate of 6 percent per annum, is payable in equal quarterly installments of principal and accrued interest beginning on the last day of the first calendar quarter immediately following the date of the March 22, 2005 Note and on the last day of each calendar quarter thereafter, with the final payment due on or before March 31, 2008.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangements of a Registrant.

On March 1 and April 4, 2005, Registrant became obligated on a direct financial obligation, consisting of the March 1, 2005 Promissory Note and the March 22, 2005 Promissory Note. The amount of each the obligations, including the terms of payment and other material terms of the obligations, are described above under Item 1.01 Entry into a Material Definitive Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

BIOFARM, INC.

Date: April 10, 2005	By:	/s/ Alexander von Welczeck
Alexander von Welczeck
Chief Executive Officer

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